UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 23, 2014

Dynavax Technologies Corporation

(Exact name of registrant as specified in its charter)

Commission File Number:  001-34207

Delaware	33-0728374
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2929 Seventh Street, Suite 100

Berkeley, CA 94710-2753

(Address of principal executive offices, including zip code)

(510) 848-5100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On December 23, 2014, Dynavax Technologies Corporation (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Hercules Technology Growth Capital, Inc. (“Hercules”) under which the Company may borrow up to $40.0 million in two tranches.

The Company borrowed the first tranche of $10.0 million upon closing of the transaction on December 23, 2014. The second tranche, of $30.0 million, can be drawn at the Company’s option any time prior to September 30, 2015, but only if the Company has achieved certain milestones relating to the ongoing HEPLISAV–B™ Phase 3 study (“Milestone A”). The Company plans to use the proceeds received under the Loan Agreement to provide additional funding for HEPLISAV–B development and pre-commercialization activities, as a potential source of funding for clinical trials for its cancer immunotherapeutic product candidate, SD-101, and for general corporate purposes.

The interest rate for each tranche will be calculated at a rate equal to the greater of either (i) 9.75% plus the prime rate as reported from time to time in The Wall Street Journal minus 5.25%, and (ii) 9.75%.  Payments under the Loan Agreement are interest only until February 1, 2016 (which will be extended until August 1, 2016, if the Company achieves Milestone A on or before September 30, 2015, and which will be extended until February 1, 2017, if the Company meets certain additional HEPLISAV-B Phase 3 related milestones (“Milestone B”) on or before August 1, 2016). The interest only period will be followed by equal monthly payments of principal and interest amortized over a 30 month schedule through the scheduled maturity date on July 1, 2018 (which would be extended through January 1, 2019 if the Company achieves Milestone A on or before September 30, 2015 or Milestone B on or before August 1, 2016) (the “Loan Maturity Date”). The entire principal balance, including a balloon payment of principal, as applicable, will be due and payable on the Loan Maturity Date.  In addition, a final payment equal to $840,000 (if an aggregate of $10.0 million is advanced under the Loan Agreement) or $2,400,000 (if an aggregate of $40.0 million is advanced under the Loan Agreement) will be due on the Loan Maturity Date, or such earlier date specified in the Loan Agreement. The Company’s obligations under the Loan Agreement are secured by a security interest in substantially all of its assets, other than its intellectual property.

If the Company prepays the loan prior to maturity, it will pay Hercules a prepayment charge, based on a prepayment fee equal to 1.50% of the amount prepaid, if the prepayment occurs during the interest only period. No prepayment fee will be charged if the loan is paid in whole after the expiration of the interest only period.

The Loan Agreement includes customary affirmative and restrictive covenants, but does not include any financial maintenance covenants, and also includes standard events of default, including payment defaults. Upon the occurrence of an event of default, a default interest rate of an additional 5% may be applied to the outstanding loan balances, and Hercules may declare all outstanding obligations immediately due and payable and take such other actions as set forth in the Loan Agreement.

The descriptions of the Loan Agreement contained herein do not purport to be complete and are qualified in their entirety by reference to the complete text of the Loan Agreement, including the exhibits thereto, a copy of which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the period ending December 31, 2014.

On December 29, 2014, the Company issued a press release regarding the above transactions, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits. The following exhibit is furnished herewith:

99.1 Press Release, dated December 29, 2014, titled "Dynavax Secures $40 Million Credit Facility with Hercules Technology Growth Capital”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynavax Technologies Corporation
Date:	December 29, 2014	By:	/s/ David Johnson
David Johnson
Vice President

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release, dated December 29, 2014, titled "Dynavax Secures $40 Million Credit Facility with Hercules Technology Growth Capital”